Exhibit 5.1
[MORRISON & FOERSTER LLP LETTERHEAD]
July 3, 2007

American Pacific Corporation
3770 Howard Hughes Parkway, Suite 300
Las Vegas, Nevada 89169
Re:	$110,000,000 Aggregate Principal Amount of 9% Senior Notes due 2015; Registration Statement on Form S-4
Ladies and Gentlemen:

We have acted as counsel to American Pacific Corporation, a Delaware corporation (the “Company”), and the subsidiaries of the Company named on Schedule I hereto (the “Guarantors” and, together with the Company, the “Registrants”) in connection with the filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an offer to exchange (the “Exchange Offer”) up to $110,000,000 in aggregate principal amount of the Company’s 9% Senior Notes due 2015 (the “Exchange Notes”) for an equal principal amount of the Company’s previously issued and currently outstanding 9% Senior Notes due 2015 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the prospectus forming a part of the Registration Statement and the accompanying letter of transmittal. The Exchange Notes will be issued pursuant to the terms and conditions of, and in the form set forth in, an indenture, dated as of February 6, 2007 (the “Indenture”), among the Company, the Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed by each of the Guarantors (each, a “Guarantee” and collectively, the “Guarantees”). The Exchange Notes, the Guarantees of the Exchange Notes and the Indenture are collectively referred to hereinafter as the “Documents.”
In connection with this opinion, we have examined originals or copies of the Documents and specimens of the Exchange Notes and the Guarantees of the Exchange Notes. In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Registrants, made such inquiries of officials of the Registrants, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, Ampac Fine Chemicals LLC, a California limited liability company (“AFC”), and

American Pacific Corporation
July 3, 2007
Page Two

Ampac-ISP Corp., a Delaware corporation (“AIC”, and together with AFC, the “Designated Guarantors”), we have assumed (1) that such other entity has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, (2) the due authorization by each such entity of all requisite action, (3) the due execution and delivery of such documents by each such entity, (4) that such documents constitute the legal, valid and binding obligations of the parties (other that the Company and the Designated Guarantors), (5) that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and (6) that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and “Blue Sky” laws.
The opinions hereinafter expressed are subject to the following qualifications and exceptions:
     (i)     We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination. Without limiting the generality of the foregoing qualification, we advise you that, if a Guarantee has not been given for fair or reasonably equivalent consideration, and a Guarantor is or by executing such Guarantee may become, insolvent, or will be rendered insolvent by the transaction contemplated by the Documents, or after giving effect to such transactions, will be left with unreasonably small capital with which to engage in its anticipated business, or will have intended to incur, or will have believed it has incurred, debts beyond its ability to pay as such debts mature, then such Guarantee may be voidable by creditors of such Guarantor or by a trustee or receive of such Guarantor in bankruptcy or similar proceedings pursuant to bankruptcy, fraudulent conveyance or similar laws.
    (ii)      We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.
   (iii)      We express no opinion as to the enforceability of provisions of the Documents imposing, or which are construed as effectively imposing, penalties or forfeitures.
   (iv)      We express no opinion as to the enforceability of provisions of the Documents which purport to establish evidentiary standards or to make determinations conclusive.
    (v)      We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Documents (other than the Company and the Designated Guarantors) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party (other than the Company and the Designated Guarantors).

American Pacific Corporation
July 3, 2007
Page Three

    (vi)      We express no opinion as to the effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Documents.
    (vii)     We express no opinion as to the enforceability of any indemnification, contribution or exculpation provisions in the Documents which may be limited or prohibited by federal or state securities laws or by public policy.
    (viii)    We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.
    (ix)       Our opinion in paragraph 2 below is subject to the defenses available to a guarantor under applicable law, but waivers of such defenses set forth in the Guarantee are enforceable, subject to the other exceptions set forth herein.
     (x)      We express no opinion as to the enforceability of (i) waivers by parties of any statutory or constitutional rights or remedies, (ii) provisions providing that waivers or consents by a party may not be given effect unless in writing or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind, (iii) any indemnification and contribution rights, which may be limited by applicable law or public policy and (iv) obligations of any party to pay any default interest rate, early termination fee or other form of liquidated damages, to the extent that the payment of such interest rate, fee or damages is construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered by the party to which such amounts are paid as a result of such default or termination, or is otherwise not qualified as liquidated damages.
      (xi)      Enforceability of the Guarantees may be limited by statutes or principles of law applicable to guaranties. Those statutes and provisions may, inter alia, limit the right of a creditor to alter materially the original obligation of the principal, to elect remedies on default that impair the subrogation rights of the guarantor against the principal, or to take other action that materially prejudices the guarantor. In this connection, we advise you that failure to comply with such statutes or principles may operate to exonerate the Guarantors from their obligations under the Guarantees and we express no opinion as to any right or defense of the Guarantors contained therein.

American Pacific Corporation
July 3, 2007
Page Four

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.
Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that upon (i) the valid tender of the Outstanding Notes to Wells Fargo Bank, National Association, as exchange agent for the Exchange Offer, (ii) the execution and authentication of the Exchange Notes in accordance with the provisions of the Indenture and (iii) the issuance of the Exchange Notes in exchange for such tendered Outstanding Notes in accordance with the terms set forth in the prospectus forming a part of the Registration Statement, the accompanying letter of transmittal and the Indenture:
(1)	The Exchange Notes will have been duly authorized and will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.
(2)	The Guarantees of the Exchange Notes by each of the Designated Guarantors will have been duly authorized and will be valid and binding obligations of the respective Designated Guarantors, enforceable against the Designated Guarantors in accordance with their terms.
We express no opinion as to matters governed by laws other than the substantive laws of the States of California and New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, in each case without reference to choice-of-law rules, which are in effect on the date hereof.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP

American Pacific Corporation
July 3, 2007
Page Five
Schedule I
GUARANTORS
American Pacific Corporation, a Nevada corporation
American Azide Corporation, a Nevada corporation
Ampac Farms, Inc., a Nevada corporation
Ampac-ISP Corp., a Delaware corporation
Energetic Additives Inc., LLC, a Nevada limited liability company
Ampac Fine Chemicals LLC, a California limited liability company